Exhibit 99.3

EXECUTION VERSION

INVESTMENT AGREEMENT

DATED AS OF SEPTEMBER 1, 2016

AMONG

YUM! BRANDS, INC.,

YUM CHINA HOLDINGS, INC.

AND

API (HONG KONG) INVESTMENT LIMITED

i

ii

EXHIBITS

Exhibit A	—	Form of Separation and Distribution Agreement
Exhibit B	—	Form of Employee Matters Agreement
Exhibit C	—	Form of Tax Matters Agreement
Exhibit D	—	Form of Master License Agreement
Exhibit E	—	Form of Name License Agreement
Exhibit F	—	Form of Amended and Restated Certificate of Incorporation of Yum China Holdings, Inc.
Exhibit G	—	Form of Amended and Restated Bylaws of Yum China Holdings, Inc.
Exhibit H	—	Form of Shareholders Agreement
Exhibit I	—	Plan of Reorganization

ANNEXES

ANNEX A-1:             Form of Warrant 1

ANNEX A-2:             Form of Warrant 2

ANNEX B:                        Excluded Persons

SCHEDULES

Disclosure Schedule

Investor Disclosure Schedule

1.1	—	Competing Business
2.5	—	Illustrative Calculations

iii

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of September 1, 2016 (this “Agreement”), among Yum! Brands, Inc., a North Carolina corporation (“Parent”); Yum China Holdings, Inc., a Delaware corporation and, as of the date hereof (prior to, and without giving effect to, the Investment (as defined below) contemplated hereby and the Distribution (as defined below)), a wholly owned subsidiary of Parent (the “Company”); and API (Hong Kong) Investment Limited, a company incorporated under the laws of Hong Kong (the “Investor” and, collectively with Parent and the Company, the “Parties”).

W I T N E S S E T H

WHEREAS, Parent and its Affiliates have completed the internal restructuring, contribution, assignment and assumption transactions in all material respects as described by the Plan of Reorganization attached hereto as Exhibit I (the “Plan of Reorganization”), such that the Company now wholly-owns, directly or indirectly, in its entirety, the China Division (as defined below);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Parent and the Company desire to issue and sell to the Investor, and the Investor desires to purchase from the Company, newly-issued shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), on the terms and subject to the conditions set forth in this Agreement (the “Investment”);

WHEREAS, in connection with the Investment, the Company will issue to the Investor certain Warrants (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent intends to distribute, immediately prior to the Investment, all of the shares of Company Common Stock then-owned by Parent to the holders of Parent Common Stock in a transaction (the “Distribution” and together with the Investment, the “Transactions”), pursuant to a Separation and Distribution Agreement to be entered into among Parent, the Company and Yum Restaurants Consulting (Shanghai) Company Limited (the “Separation and Distribution Agreement”), in substantially the form attached hereto as Exhibit A;

WHEREAS, the Distribution is intended to qualify as tax-free under Section 355 and Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Pollos Investment L.P. (“PV”) is entering into an investment agreement relating to the issuance and sale by the Company to PV of certain Company Common Stock and Warrants on the terms and subject to the conditions set forth therein (the “PV Investment Agreement”); and

WHEREAS, Parent, the Company and the Investor each desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe the various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement have the meanings set forth in this Agreement or, when so indicated, in the applicable Transaction Agreement. As used in this Agreement:

“Action” has the meaning set forth in Section 3.1(c)(i).

“Adjusted VWAP Price Per Share” means the price per share of Company Common Stock, expressed in U.S. Dollars, obtained by multiplying (i) the volume weighted average price of a share of Company Common Stock listed on the New York Stock Exchange during the Measurement Period by (ii) 0.92; provided, that if the foregoing product is greater than the Upper Benchmark, the Adjusted VWAP Price Per Share shall be equal to the Upper Benchmark, and if the foregoing product is less than the Lower Benchmark, the Adjusted VWAP Price Per Share shall be equal to the Lower Benchmark.

“AF Reserved Matters” has the meaning set forth in Section 9.17.

“Affiliate” means (except as specifically otherwise defined), when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that from and after the Closing, (x) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Parent or any of its Subsidiaries or of any Affiliate of Parent or its Subsidiaries; and (y) neither Parent nor any of its Subsidiaries shall be considered an Affiliate of the Company or any of its Subsidiaries or of any Affiliate of the Company or its Subsidiaries.  Notwithstanding anything herein to the contrary, with respect to the Investor, “Affiliate” shall mean (i) Zhejiang Ant Small and Micro Financial Services Group Co., Ltd., or (ii) a Person that, directly or indirectly, through one (1) or more intermediaries, is controlled by Zhejiang Ant Small and Micro Financial Services Group Co., Ltd., but in any event excluding the Persons listed in Annex B hereto and their respective controlled Persons; provided, that solely for purposes of Sections 3.1(b) and 3.1(c) hereof, the first two Persons set forth on Annex B shall only be excluded to the extent such Persons would not otherwise be deemed to be an Affiliate under this definition.  For purposes of this definition, “control” (including with its correlative meanings “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Entity.

“Balance Sheet Date” means May 31, 2016.

“Beneficially Own” has the meaning set forth in the Shareholders Agreement.

“Benefit Plans” means each material benefit plan, contract, program, policy, arrangement or agreement, whether written or unwritten and whether insured or self-insured, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any liability or makes or is required to make contributions with respect to the employees, officers, directors or independent contractors of the Company or any of its Subsidiaries, including any retirees, former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries (collectively, the “Employees”) each employment, health, welfare, housing funds, incentive, incentive compensation, deferred compensation, share purchase, share compensation, share appreciation, insurance arrangement, material perquisite, phantom stock, disability, severance, vacation, termination, savings, profit sharing, pension, superannuation funds retirement benefit, pension scheme,  retirement, supplement retirement, retention and fringe benefit plan, program, contract, program, policy, arrangement or agreement.

“Board of Directors” means the board of directors or similar governing body of any specified Person.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or required by law to close in any of the cities of New York, New York, Dallas, Texas, Hong Kong, Singapore or Shanghai, China.

“China” means the People’s Republic of China, but solely for the purposes of this Agreement and other Transaction Agreements, excluding Hong Kong, Macau and Taiwan.

“China Business” means, collectively, (a) the business, operations and activities of or relating to the China Division conducted at any time prior to the Effective Time by the Parent or the Company or any of their current or former Subsidiaries, and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.1 of the Separation and Distribution Agreement.

“China Division” means Parent’s (and its Subsidiaries’) businesses and operations in China prior to the Effective Time.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Price Per Share” means the price per share of Company Common Stock, expressed in U.S. Dollars, obtained by dividing (i) the Investor Purchase Price by (ii) the Number of Closing Shares.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company and Parent Fundamental Representations” means the representations and warranties of Parent and/or the Company, contained in Section 3.2(a)(i) (Organization; Authority; Subsidiaries), Section 3.2(b) (Certificate of Incorporation and Bylaws), Section 3.2(c)(i)-(v) (Capital Structure), Section 3.2(e) (No Conflicts) and Section 3.2(h) (Brokers or Finders).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Equity Plan” means any Benefit Plan that provides for the issuance or grant of (i) Company Common Stock as compensation for services, and/or (ii) compensatory awards that provide for the delivery of, relate to, are based on, and/or are valued by reference to, Company Common Stock, including in the form of stock options, stock appreciation rights, restricted stock units, or phantom units.

“Company Financial Statements” has the meaning set forth in Section 3.2(f)(ii).

“Company Lease” has the meaning set forth in Section 3.2(o)(ii).

“Company Permits” has the meaning set forth in Section 3.2(j)(ii).

“Company Voting Debt” has the meaning set forth in Section 3.2(c)(iii).

“Competing Business” has the meaning set forth in Schedule 1.1 attached hereto.

“Computer Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and/or develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) documentation, including user manuals and other training documentation, relating to any of the foregoing; in each case, regardless of whether contained on computers owned by the Company and/or any of its Subsidiaries or stored in the cloud.

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Contract” means any loan or credit agreement, note, instrument, mortgage, bond, indenture real estate or other lease or sublease, benefit plan, license, sublicense, memorandum of understanding, sales order, purchase order, open bid or other contract, agreement or obligation, in each case, including all amendments, modifications and supplements thereto and waivers and consents thereunder, whether written or oral.

“Designated Tax” means (i) any Tax assessed against or imposed on Parent, the Company or any of their respective Affiliates under the China Enterprise Income Tax Law, as amended, or (ii) any Tax assessed against or imposed on Parent, the Company or any of their respective Affiliates under the Chinese State Administration of Taxation Bulletin 7, in each case of (i) and (ii) solely to the extent (A) resulting from a change in Applicable Law after the date hereof or (B) arising out of the Distribution or a transaction described in the Plan of Reorganization.

“Distribution” has the meaning set forth in the Recitals.

“Effective Time” means the time at which the Distribution occurs, as such time is determined by Parent’s Board of Directors in its sole discretion.

“Employee Matters Agreement” means the Employee Matters Agreement, between Parent and the Company, substantially in the form attached hereto as Exhibit B.

“Employees” has the meaning set forth in Section 1.1.

“Encumbrance” means any claim, lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, covenant, lease or sublease, building or use restriction, easement, encroachment, conditional sales agreement or other encumbrance or contractual restriction (including any right of first refusal or first offer, call right, put right, tag along right, drag along right) of any kind or nature,  preemptive right, title defect or other adverse claim of any third party, whether voluntarily or involuntarily incurred, arising by operation of Applicable Law, by contract or otherwise, and including any agreement (whether written or otherwise) to give any of the foregoing in the future.

“Engages” or “Engaged” has the meaning set forth in Schedule 1.1.

“Environmental Laws” has the meaning set forth in Section 3.2(p).

“Environmental Permits” has the meaning set forth in Section 3.2(p).

“Equity Securities” has the meaning set forth in the Shareholders Agreement.

“Exchange Act” has the meaning set forth in Section 3.1(b)(ii).

“Expiration Period” has the meaning set forth in Section 8.1.

“Form 10” means the registration statement filed with the SEC on Form 10 by the Company with respect to the shares of Company Common Stock to be distributed in the Distribution, as may be amended from time to time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” has the meaning set forth in Section 3.2(n).

“Governmental Entity” has the meaning set forth in Section 3.1(b)(i).

“Increase Amount” has the meaning set forth in Section 2.4(b).

“Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Injunction” has the meaning set forth in Section 6.1(a).

“Intellectual Property” means all worldwide intellectual property and proprietary rights and applications therefor, including (i) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names, brand, social and mobile media identifiers and other source indicators, including the associated goodwill (collectively, “Trademarks”), (ii) copyrights, patents, proprietary designs, Computer Software, databases, methods, processes, trade secrets (including recipes and formulae), know-how, inventions, confidential information and similar rights.

“Investment” has the meaning set forth in the Recitals.

“Investment Agreements” has the meaning set forth in Section 3.1(a).

“Investor” has the meaning set forth in the Preamble.

“Investor Purchase Price” has the meaning set forth in Section 2.1(a).

“Investor Shares” has the meaning set forth in Section 2.1(a).

“Investor Tax Affiliate” means any entity or individual (i) whose ownership of stock would be attributable to or aggregated with the Investor under Section 355(e)(4)(C) of the Code, (ii) who is a member of any “coordinating group” (within the meaning of Treasury Regulation Section 1.355-7(h)(4)) that includes the Investor, or (iii) who is acting pursuant to a “plan or arrangement” (within the meaning of Section 355(d)(7)(B) of the Code) with the Investor.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 1.1 of the Disclosure Schedule, and (ii) with respect to the Investor, the actual knowledge of any of the persons set forth in Section 1.1 of the Investor Disclosure Schedule, as applicable.

“Leased Real Property” means all real property which is leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries, as a lessee or sublessee.

“Losses” shall mean all actions, causes of actions, suits, claims, losses (including any diminution in value in the Investor Shares, the Warrants and/or the Warrant Shares) costs, charges, expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, penalties or damages.

“Lower Benchmark” means a price per share of Company Common Stock, expressed in U.S. Dollars, equal to the quotient obtained by dividing (x) (A) the product obtained by multiplying US$8,500,000,000 by 0.92 minus (B) US$460,000,000 by (y) the Number of Status Quo Shares.

“Master License Agreement” means the Master License Agreement between Yum! Restaurants Asia Pte. Ltd. and Yum Restaurants Consulting (Shanghai) Company Ltd., in the form attached hereto as Exhibit D.

“Material Adverse Effect” means any event, effect, change, circumstance or development that, individually or in the aggregate with other such events, effects, changes, circumstances or developments, has a material adverse effect on, (i) with respect to the Investor, on the one hand, or Parent or the Company, on the other hand, the ability of the Investor, or of Parent or the Company, as applicable, to consummate, the Investment or any of the transactions contemplated by this Agreement or (ii) with respect to the Company, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including prior to the Distribution, the businesses and operations engaged in by Parent and its Subsidiaries that constitute the China Division taken as a whole, other than, in the case of this clause (ii), any event, effect, change, circumstance or development (A) relating in general to changes after the date hereof affecting general economic or political conditions in China, (B) changes after the date hereof generally affecting any of the markets, businesses, or industries in China, (C) relating to any action of Parent or the Company or any Subsidiary of either of them, in each case, taken after the date hereof and as required by this Agreement or taken with the express prior written consent of the Investor, (D) relating to the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America, China or any other jurisdiction in which the Company or any of its Subsidiaries operates, (E) relating to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index),  (F) resulting from any failure by the Company to meet any internal or public projection, budget, estimate, forecast, estimate or expectation in respect of the Company’s revenues, earnings or other financial or operating performance metrics for any period (but not the underlying causes of such failure), (G) resulting from the potential imposition (but not, for the avoidance of doubt, the actual imposition) of any Designated Tax, (H) due to changes, after the date hereof, in GAAP or the accounting rules and regulations of the SEC (I) after the date hereof relating to changes in Applicable Laws, including as to Taxes or (J) resulting from the announcement of the execution of this Agreement or any matter expressly set forth in the Transaction Agreements (but not including any changes to the extent resulting from any delay of the Distribution); provided, that events, effects, changes, circumstances or developments set forth in the foregoing clauses (excluding clauses (C), (F) and (J)) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent any such events, effects, changes, circumstances, or developments, individually or in the aggregate, have a materially disproportionate impact on the Company and its Subsidiaries (or, as may be applicable, the businesses and operations engaged in by Parent and its Subsidiaries that constitute the China Division), taken as a whole, relative to the other participants in the industry or in China.

“Material Contracts” means each Contract to which the Company or any of its Subsidiaries is a party, which (i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K under the Securities Act, (ii) limits or purports to limit the ability of the Company or any of its Subsidiaries to pay dividends, (iii) relates to or evidences third-party indebtedness for borrowed money of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $100 million, (iv) is a limited liability company agreement, partnership agreement, joint venture agreement or other similar agreement relating to any partnership or joint venture that is material to the Company’s business, other than any such limited liability company agreement, partnership agreement, joint venture agreement or other similar agreement with respect to a wholly-owned Subsidiary of the Company, (v) limits in any material respect the right of the Company or its Subsidiaries to engage or compete in any line of business that is material to the Company and its Subsidiaries as a whole, (vi) contains “most favored nation” pricing provisions, that would reasonably be expected to be material to the Company or its Subsidiaries, (vii) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each case in any respect material to the business of the Company and its Subsidiaries, taken as a whole, (viii) provides for the acquisition or disposition (pending as of the date hereof), directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of $200 million, (ix) is an acquisition or disposition Contract pursuant to which the Company or its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could reasonably be expected to result in payments by the Company in excess of $100 million, (x) calls for or could reasonably expected to require aggregate payments by the Company or its Subsidiaries in excess of $50 million over the remaining term of such Contract, or in excess of $50 million in any twelve month period or(xi) is a Contract between or among the Company or its Subsidiaries, on the one hand, and Parent, on the other hand, that is material to the business of the Company as a whole; provided that none of the Transaction Agreements or Investment Agreements shall constitute a Material Contract.

“Measurement Period” means the period of time consisting of each trading day for shares of Company Common Stock on the New York Stock Exchange occurring over the period of time beginning on the thirty-first (31st) calendar day following the Effective Time and ending on the sixtieth (60th) calendar day following the Effective Time.

“Name License Agreement” means the Name License Agreement, between Parent and the Company, substantially in the form attached hereto as Exhibit E.

“Non-Liable Persons” has the meaning set forth in Section 9.16.

“Number of Additional Shares” has the meaning set forth in Section 2.4(c).

“Number of Closing Shares” means the number of shares of Company Common Stock to be issued to the Investor at the Closing pursuant to Section 2.1(a), which number shall be equal to the product obtained by multiplying (x) the quotient obtained by dividing (A) the product obtained by multiplying the Number of Status Quo Shares by 5.0% by (B) 0.95 by (y) the fraction obtained by dividing 50,000,000 by 460,000,000.

“Number of Repurchased Shares” has the meaning set forth in Section 2.4(b).

“Number of Status Quo Shares” means the number of shares of Company Common Stock issued and outstanding as of the Effective Time (disregarding, for the avoidance of doubt, the shares of Company Common Stock to be issued to the Investor hereunder and to PV under the PV Investment Agreement).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 3.1(i).

“Parties” has the meaning set forth in the Preamble.

“Permitted Property Encumbrances” has the meaning set forth in Section 3.2(o)(i).

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

“Plan of Reorganization” has the meaning set forth in the Recitals.

“PV” has the meaning set forth in the Recitals.

“PV Closing” has the meaning ascribed to “Closing” in the PV Investment Agreement.

“PV Closing Date” has the meaning ascribed to “Closing Date” in the PV Investment Agreement.

“PV Investment Agreement” has the meaning set forth in the Recitals.

“PV Investor Shares” has the meaning ascribed to “Investor Shares” in the PV Investment Agreement.

“PV Warrant 1 Shares” has the meaning ascribed to “Warrant 1 Shares” in the PV Investment Agreement.

“Reduction Amount” has the meaning set forth in Section 2.4(c).

“Related Party Agreement” means (i) any Contract between, on the one hand, the Parent and its Subsidiaries (other than the Company and its Subsidiaries) and, on the other hand, the Company and its Subsidiaries entered into prior to the Closing; provided that the Transaction Agreements and the Investment Agreements, shall not be deemed “Related Party Agreements” and (ii) any Contract between, on the one hand, the Company or its Subsidiaries, and, on the other hand, any of their respective officers and directors or Affiliates of their respective officers and directors; provided that any Contract that is a Benefit Plan shall not be deemed to be a “Related Party Agreement”.

“Required PRC Regulatory Procedures” means filings by the applicable Affiliate of the Investor with, and the receipt by such Affiliate of the Investor of a certificate acknowledging completion of the filing from, the local equivalent agencies of the China (Shanghai) Pilot Free Trade Zone of each of the PRC Ministry of Commerce and the PRC National Development and Reform Commission, respectively, in respect of the transactions contemplated hereby.

“Restaurant” means any retail restaurant facilities primarily identified by any of the following brand names: (i) (a) “KFC” (or “Kentucky Fried Chicken”), (b) “Pizza Hut” (including Pizza Hut Dine-In and Pizza Hut Home Service), and (c) “Taco Bell” (in each case, including the Mandarin language equivalents and derivatives thereof) and/or (ii) which use any Intellectual Property of the Parent and its Subsidiaries used in connection with the conduct of the business of the Parent and its Subsidiaries as of the date of this Agreement, and that conducts the offer and sale of authorized products and services through dine-in, carry-out, catering, delivery, kiosk, on-line methods of distribution, centralized kitchens/commissaries, and such other methods of distribution as the Parties may mutually agree, including the offer of premiums, and all other related promotional activities (but does not include the sale of any products for resale).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.1(j)(ii).

“Securities Act” has the meaning set forth in Section 3.1(b)(ii).

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Share Award” means any issuance or grant under any Company Equity Plan.

“Shareholders Agreement” has the meaning set forth in Section 5.3(a).

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i)

Beneficially Owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities, (B) the total combined equity interests, or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the Board of Directors of such Person. Unless the context otherwise requires, a reference to a “Subsidiary” of the Company shall be a reference to any Person included in the SpinCo Group (as such term is defined in the Form of Separation and Distribution Agreement attached hereto as Exhibit A), other than the Company.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any U.S. federal, state, local or foreign tax (including any fee, assessment or other charge in the nature of or in lieu of any tax), including without limitation income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, escheat, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, custom, withholding, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Entity and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Tax Matters Agreement” means the Tax Matters Agreement among Parent, the Company and Yum Restaurants Consulting (Shanghai) Company Limited, in the form attached hereto as Exhibit C.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Transaction Agreements” means, collectively, the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Master License Agreement, the Name License Agreement, the Transition Services Agreement, and the other agreements, if any (excluding the Investment Agreements), entered into or to be entered into in connection with the Distribution.

“Transactions” has the meaning set forth in the Recitals.

“Transition Services Agreement” has the meaning set forth in Section 5.6.

“Upper Benchmark” means a price per share of Company Common Stock, expressed in U.S. Dollars, equal to the quotient obtained by dividing (x) (A) the product obtained by multiplying US$11,500,000,000 by 0.92 minus (B) US$460,000,000 by (y) the Number of Status Quo Shares.

“Warrant 1” has the meaning set forth in Section 2.4(d).

“Warrant 2” has the meaning set forth in Section 2.4(d).

“Warrants” has the meaning set forth in Section 2.4(d).

“Warrant 1 Shares” has the meaning set forth in Section 2.4(d).

“Warrant 2 Shares” has the meaning set forth in Section 2.4(d).

“Warrant Shares” has the meaning set forth in Section 2.4(d).

ARTICLE II

INVESTMENT

Section 2.1                                    Investment.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor and the Investor shall purchase and subscribe from the Company a number of newly-issued shares of Company Common Stock equal to the Number of Closing Shares (as may be adjusted pursuant to Section 2.4, the “Investor Shares”), representing approximately 0.5435% of the issued and outstanding shares of Company Common Stock as of the PV Closing after giving effect to such issuance and sale and the issuance and sale of the shares of Company Common Stock pursuant to the PV Investment Agreement; provided, that in the event that the Closing takes place more than two (2) Business Days after the expiration of the Measurement Period, the number of shares of Company Common Stock that the Company shall issue to Investor at the Closing pursuant to this Section 2.1(a) shall be increased by the Number of Additional Shares or reduced by the Number of Repurchased Shares, as applicable, as if the Closing had taken place prior to the expiration of the Measurement Period and the adjustments, if any, under Section 2.4(b) or (c) were completed at the Closing (such adjusted number of shares, the “Adjusted Number of Closing Shares”) and each of the Adjusted Number of Closing Shares shall be deemed to be “Investor Shares” for purposes of this Agreement and there shall be no further adjustment under Section 2.4 hereof.  The Investor Shares shall, immediately upon issuance, be subject to the transfer restrictions and other terms and conditions set forth herein and in the Shareholders Agreement and otherwise free of Encumbrances, except as imposed by applicable securities laws.  In consideration for the issuance and sale of the Investor Shares and the subsequent issuance of the Warrants, and upon the terms and subject to the conditions of this Agreement, at the Closing, subject to completion of the matters referred to in Section 2.2(a), the Investor shall pay, or cause to be paid, to the Company, an amount equal to US$50,000,000 (the “Investor Purchase Price”) in accordance with Section 2.2(b)(iii).

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to the Investor the Warrants (as defined below) in accordance with, and at the time specified in, Section 2.4(d) hereof.

Section 2.2                                    Closing Deliverables.  At the Closing, upon the terms and subject to the conditions of this Agreement:

(a)                                 Parent and the Company shall deliver or cause to be delivered to the Investor:

(i)                                     a counterpart to the Shareholders Agreement duly executed by the Company;

(ii)                                  a certificate or certificates or appropriate evidence of a book entry transfer representing the Investor Shares duly registered in the name of the Investor;

(iii)                               the executed officer’s certificate required pursuant to Section 6.2(d); and

(iv)                              if the Investor has executed an acknowledgement reasonably acceptable to Parent that stipulates customary non-reliance and non-disclosure covenants with respect to the opinion, a true and complete copy of the opinion of Mayer Brown LLP delivered to Parent concluding that the Distribution “will” qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the Code (other than with respect to cash received in lieu of fractional shares), which opinion shall not have been amended, replaced or revoked after the date of such opinion.

(b)                                 The Investor shall deliver or cause to be delivered to the Company:

(i)                                     a counterpart to the Shareholders Agreement duly executed by the Investor (or, if the Closing shall occur after the PV Closing, a deed of adherence in the form of Exhibit D of the Shareholders Agreement);

(ii)                                  the executed officer’s certificate required pursuant to Section 6.3(c); and

(iii)                               the Investor Purchase Price by wire transfer of immediately available funds to an account designated by the Company (which account shall be designated by written notice from the Company to the Investor at least three (3) Business Days prior to the Closing Date).

Section 2.3                                    Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Investor Shares as contemplated by this Agreement (the “Closing”) shall take place on the later of (a) immediately following the Effective Time or (b) subject to Section 7.1(c), three (3) Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in ARTICLE VI (the date on which the Closing occurs, “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another time and place is agreed to in writing by the Parties. Parent and the Company shall notify the Investor in writing the anticipated Effective Time not less than ten (10) Business Days and not more than twenty (20) Business Days in advance of the Effective Time.

Section 2.4                                    Post-Closing Adjustment; Warrants Issuance.

(a)                                 No later than two (2) Business Days following the expiration of the Measurement Period, the Parties shall in good faith determine the Adjusted VWAP Price Per Share.

(b)                                 Subject to the proviso in Section 2.1(a), if the Adjusted VWAP Price Per Share exceeds the Closing Price Per Share (such excess, the “Increase Amount”), then within five (5) Business Days of the expiration of the Measurement Period, the Company shall (i)

repurchase for par value per share a number of Investor Shares (rounded down to the nearest whole share) (which repurchased shares shall, for purposes of this Agreement, cease to be deemed Investor Shares), equal to the quotient obtained by dividing (w) the product obtained by multiplying (A) the Increase Amount and (B) the Number of Closing Shares by (x) the Adjusted VWAP Price Per Share (such number of repurchased shares, the “Number of Repurchased Shares”).  The Investor agrees to reasonably cooperate with the Company in connection with this Section 2.4(b), which cooperation shall include the prompt surrendering to the Company of the certificate(s), if any, evidencing the Investor Shares necessary to facilitate the issuance of one or more new certificates by the Company.

(c)                                  Subject to the proviso in Section 2.1(a), if the Closing Price Per Share exceeds the Adjusted VWAP Price Per Share (such excess, the “Reduction Amount”), then within five (5) Business Days of the expiration of the Measurement Period, the Company shall (i) issue to the Investor for par value per share a number of newly issued shares of Company Common Stock (rounded down to the nearest whole share) (which newly issued shares shall, for purposes of this Agreement, also be deemed Investor Shares), equal to the quotient obtained by dividing (w) the product obtained by multiplying (A) the Reduction Amount by (B) the Number of Closing Shares by (x) the Adjusted VWAP Price Per Share (such number of additional shares, the “Number of Additional Shares”), and (ii) deliver or cause to be delivered to the Investor a certificate or certificates or appropriate evidence of a book entry transfer representing such newly issued shares, duly registered in the name of the Investor.

(d)                                 No later than ten (10) Business Days following the expiration of the Measurement Period, or, if the Closing takes place more than ten (10) Business days following the expiration of the Measurement Period, no later than ten (10) Business Days following the Closing, the Company shall issue to the Investor, for no additional consideration, (A) a warrant to purchase that certain number of newly issued shares of Company Common Stock (rounded up to the nearest whole share), subject to adjustment in accordance with its terms (the “Warrant 1 Shares”) in the form attached hereto as Annex A-1 (“Warrant 1”), such that, after giving effect to the exercise by the Investor of the Warrant 1 and the receipt by the Investor of the Warrant 1 Shares, the Investor will own, relative to the shareholding percentage of the Investor immediately after the Closing (assuming, for purposes of calculating such shareholding percentage under this Section 2.4(d), that the adjustments, if any, pursuant to Section 2.4(b) or Section 2.4(c) were completed at the Closing), an additional 0.2173913% of the number of issued and outstanding shares of Company Common Stock as of immediately after the PV Closing (assuming, for purposes of calculating such number of issued and outstanding shares of Company Common Stock under this Section 2.4(d), that (x) the Investor Shares were issued at the PV Closing, the adjustments, if any, pursuant to Section 2.4(b) or Section 2.4(c) were completed at the PV Closing, and the Warrant 1 Shares were issued at the PV Closing, and (y) the PV Investor Shares (as may be adjusted) and the PV Warrant 1 Shares were issued at the PV Closing) and (B) a warrant to purchase a number of newly issued shares of Company Common Stock equal to the number of Warrant 1 Shares as determined in the immediately preceding clause, subject to adjustment in accordance with its terms (the “Warrant 2 Shares,” and together with the Warrant 1 Shares, the “Warrant Shares”) in the form attached hereto as Annex A-2 (“Warrant 2,” and together with Warrant 1, the “Warrants”).

Section 2.5                                    Illustrative Calculations.  Schedule 2.5 sets forth an illustrative example of the calculations of (a) the Number of Closing Shares under Section 2.1(a); (b) the Upper Benchmark and the Lower Benchmark (and the adjustments pursuant to Section 2.4(b) and 2.4(c)); and (c) the number of Warrant 1 Shares and the number of Warrant 2 Shares under Section 2.4(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Representations and Warranties of Investor.  The Investor hereby represents and warrants to Parent and the Company as of the date hereof and as of the Closing (unless any representations and warranties expressly relate to another date, in which case as of such other date) that:

(a)                                 Organization; Authority.  The Investor is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to enter into this Agreement and the Shareholders Agreement (collectively, the “Investment Agreements”) and to consummate the transactions contemplated thereby and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of each of the Investment Agreements by the Investor and the consummation by the Investor of the transactions contemplated hereby or thereby have been duly authorized by all necessary internal action on the part of the Investor. This Agreement has been, and upon their execution the other Investment Agreements to which the Investor is a party shall have been, duly executed by the Investor and, when delivered by the Investor in accordance with the terms hereof and thereof, and assuming the due authorization and valid execution and delivery of this Agreement or the other Investment Agreements by the other parties hereto and thereto, as applicable, this Agreement constitutes, and upon their execution and delivery the other Investment Agreements to which the Investor is a party will constitute, legal, valid and binding obligations of the Investor, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b)                                 No Conflicts.

(i)                                     The execution, delivery and performance by the Investor of this Agreement and the other Investment Agreements to which the Investor is a party do not and will not, and the consummation of the Investment and the transactions contemplated hereby and thereby will not (A) conflict with or violate any provision of the Investor’s organizational documents, (B) conflict with or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the creation of any Encumbrance upon any of the properties or assets of the Investor pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Investor or any of its Affiliates is a party or by which any property or asset of the Investor or any of its Affiliates is bound or affected, or (C) subject to completion of the Required PRC Regulatory Procedures, conflict with or result in a violation of any Applicable Law or other restriction of any supranational, national, federal, state, province, municipal, local or foreign government, any instrumentality, subdivision, court, agency, board, department, tribunal, commission or other authority thereof, any public international organization, any arbitral tribunal, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) to which the Investor or any of its Affiliates is subject (including federal, state and foreign securities laws and regulations), or by which any property or asset of the Investor or any of its Affiliates is bound or affected; except in the case of each of clauses (B) and (C), such as has not had and would not reasonably be expected to have a material adverse effect on the legality, validity or enforceability of any Investment Agreement or a Material Adverse Effect on Investor.

(ii)                                  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to the Investor or any of its Affiliates in connection with the execution and delivery of the Investment Agreements or the consummation by the Investor of the Investment and other transactions contemplated thereby, except for those required under or in relation to (A) state securities or “blue sky” laws or regulations, (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) the rules and regulations of the New York Stock Exchange, and (E) the Required PRC Regulatory Procedures.

(c)                                  Litigation; Compliance with Laws.

(i)                                     There is no litigation, suit, claim, charge, action, arbitration, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request, regulatory or accrediting agency investigation or other proceeding (an “Action”) pending or, to the Knowledge of the Investor, threatened against the Investor or any share, security, equity interest, property or asset of Investor or any Affiliate of the Investor which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Investor, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Investor or any Affiliate of Investor which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Investor.

(ii)                                  Neither the Investor nor any of its Affiliates is in violation of, and neither the Investor nor any of its Affiliates has received any written notices of violations with respect to, any Applicable Law, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Investor.

(d)                                 Other Investments.

(i)                                     Neither the Investor nor any of its Affiliates Engages in a Competing Business.

(ii)                                  Except for the Investment or as set forth on Schedule 3.1(d)(ii) attached hereto, neither the Investor nor any of its Affiliates Beneficially Owns any Equity Securities or otherwise holds any investment in any Person that Engages in the operation and/or management of, one or more Restaurants.

(e)                                  Sufficient Funds.  On or prior to the Closing, the Investor will have sufficient funds available to it to pay the full Investor Purchase Price at the Closing in accordance with the terms and conditions hereof.

(f)                                   Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by the Investment Agreements based upon arrangements made by or on behalf of the Investor or any of its Affiliates, other than such Person, if any, whose fees and expenses shall be paid solely by the Investor (or its Affiliates but not, for the avoidance of doubt, the Parent, Company or any of its Subsidiaries from and after the Closing).

(g)                                  Acquisition for Investment. The Investor is acquiring the Investor Shares and the Warrants for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and the Investor has no present intention or plan to effect any distribution of shares of Company Common Stock.

(h)                                 No Investment Company. The Investor is not, and after giving effect to the Investment will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i)                                     Ownership of Stock. Neither Investor nor any Investor Tax Affiliate owns any shares, or options to acquire shares, of Parent common stock, no par value per share (“Parent Common Stock”), or has any arrangement or agreement with the Company to acquire any shares, or options to acquire shares, of capital stock of the Company or any of its Subsidiaries (other than the Investor Shares and Warrants (and Warrant Shares)).

(j)                                    Investor Status.

(i)                                     At the time the Investor was offered the Investor Shares and issued the Warrants, it was, and as of the Closing Date it is, an “accredited investor” as defined in Regulation D, Rule 501(a), promulgated under the Securities Act.

(ii)                                  The Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Shares and the Warrants, and has so evaluated the merits and risks of such investment. The Investor has had the opportunity to review the Form 10 and the other forms, reports and documents filed by Parent and its Subsidiaries with the SEC prior to the date hereof since January 1, 2013 (collectively, including all exhibits thereto, the “SEC Reports”) and the Company Financial Statements and to ask questions of, and receive answers from, representatives of Parent and the Company concerning the Company and the Investor Shares and Warrants (and Warrant Shares). The Investor understands that its investment in the Investor

Shares and the Warrants involves a significant degree of risk, including a risk of potential total loss of the Investor’s investment. The Investor understands that all currently outstanding shares of Company Common Stock are currently owned by Parent and, therefore, Company Common Stock has no trading history and that no representation is being made as to the future value of Company Common Stock. The Investor is able to bear the economic risk of an investment in the Investor Shares and is able to afford a complete loss of such investment.

(k)                                 Restricted Securities. The Investor understands that the Investor Shares and the Warrants (and the Warrant Shares) are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that Parent and the Company are relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein to determine the availability of such exemptions and the eligibility of the Investor to acquire the Investor Shares and Warrants (and Warrant Shares). Without limiting the generality of the provisions of the Shareholders Agreement relating to Permitted Loans and the Issuer Agreements referenced therein, the Investor understands that, until such time as a registration statement under the Securities Act covering the Investor Shares and/or Warrant Shares and the Warrants, as applicable, has been declared effective by the SEC and the Investor Shares and/or Warrant Shares, as applicable, may be sold without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates, to the extent the Investor Shares are in certificated form, evidencing the Investor Shares, and the certificates or other instruments representing the Warrants and the Warrant Shares will bear a restrictive legend (and, except with respect to beneficial interests in Investor Shares held through the facilities of The Depository Trust Company, appropriate comparable notations or other arrangements will be made with respect to any uncertificated Investor Shares) in substantially the following form:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other foreign, federal, state, local or other jurisdiction (a “Foreign or State Act”). The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable Foreign or State Act or (ii) exempt from, or not subject to, the Securities Act (including pursuant to Regulation S thereunder) and each applicable Foreign or State Act. If the proposed sale, assignment or other transfer will be made pursuant to clause (ii) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.”

Without limiting the generality of the provisions of the Shareholders Agreement relating to Permitted Loans and the Issuer Agreements referenced therein, whenever the restrictions imposed by the legend set forth above shall terminate as to any Investor Shares or Warrant Shares, as herein provided, the Investor further understands that it shall, only upon furnishing the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the restrictions imposed by the legend set forth above have terminated as to such Investor Shares or Warrant Shares, be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth above and not containing any other reference to the restrictions imposed by such legend.

In addition, for so long as the Investor Shares and Warrant Shares are subject to transfer restrictions contained in the Shareholders Agreement, the certificates, to the extent the Investor Shares are in certificated form, representing the Investor Shares and Warrant Shares will also bear the following legend (and, except with respect to beneficial interests in Investor Shares held through the facilities of The Depository Trust Company, appropriate comparable notations or other arrangements will be made with respect to any uncertificated Investor Shares):

“The securities evidenced by this certificate are subject to restrictions on transfer set forth in the Shareholders Agreement dated [•], 2016, among the Company and certain other parties thereto (a copy of which is on file with the Secretary of the Company).”

The Investor understands that no U.S. federal or state agency or any other Governmental Entity has passed upon or made any recommendation or endorsement of the Investor Shares or Warrant Shares or the fairness or suitability of the investment in the Investor Shares or Warrant Shares nor have such authorities passed upon or endorsed the merits of the offering of the Investor Shares.

(l)                                     No Other Representations and Warranties. The representations and warranties set forth in this Section 3.1 are the only representations and warranties made by the Investor (or any of its respective Affiliates) with respect to the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in Section 3.2 or in the Shareholders Agreement, the Investor hereby disclaims any and all reliance on any projections, forecasts, estimates, plans or prospects (including the reasonableness of the assumptions underlying such forecasts, estimates, projections, plans or prospects), management presentations, financial statements, internal ratings, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically), by or on behalf of Parent or the Company or any of their respective Affiliates, to the Investor or any of its Affiliates or representatives, including omissions therefrom.

Section 3.2                                    Representations and Warranties of Parent and the Company. Parent and the Company hereby jointly represent and warrant to the Investor as of the date hereof and as of the Closing (unless any representations and warranties expressly relate to another date, in which case as of such other date) that, except (i) as disclosed in the Form 10 made publicly available on the SEC’s EDGAR system on or prior to the date of this Agreement (excluding any disclosures set forth in the Form 10 under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”), or (ii) as disclosed in the Disclosure Schedule (it being understood that the disclosure of any fact or item in any section of the Disclosure

Schedule will, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section only to the extent that its relevance is reasonably apparent, provided that notwithstanding the foregoing, any disclosure intended to qualify the representation and warranty in Section 3.2(r)(i)(B) shall be specifically set forth in Section 3.2(r)(i)(B) of the Disclosure Schedule and shall not be implied from any other section of the Disclosure Schedule).

(a)                                 Organization; Authority; Subsidiaries.

(i)                                     Each of Parent and the Company are corporations duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with all requisite power and authority to enter into the Investment Agreements and to consummate the transactions contemplated hereby and otherwise to carry out their respective obligations hereunder.  Prior to the Effective Time, each of Parent and the Company will have all requisite power and authority to enter into the Transaction Agreements and to consummate the transactions contemplated thereby and otherwise to carry out their respective obligations thereunder. The execution and delivery of each of the Investment Agreements by Parent and the Company and the consummation by Parent and the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Company.  The execution and delivery of each of the Transaction Agreements by Parent and the Company and the consummation by Parent and the Company of the transactions contemplated thereby will, prior to the Effective Time, have been duly authorized by all necessary corporate action on the part of Parent and the Company.  This Agreement has been, and upon their execution each other Investment Agreement and Transaction Agreement to which Parent, the Company, or such Subsidiary is a party shall have been, duly executed by Parent, the Company or the applicable Subsidiary of Parent or the Company and, when delivered by Parent, the Company or such Subsidiary in accordance with the terms hereof or thereof, and assuming the due authorization and valid execution and delivery of this Agreement or the other Investment Agreements or Transaction Agreements by the other parties hereto and thereto, as applicable, will constitute legal, valid and binding obligations of Parent, the Company or such Subsidiary (as applicable), enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(ii)                                  Each of the Subsidiaries of the Company is, or as of the Closing will be, a corporation or other organization duly organized, validly existing and in good standing or active status (where applicable) under the laws of its jurisdiction of incorporation or organization, and the Company and each of its Subsidiaries has (or prior to the Closing will have) the requisite power and authority to own, lease and operate its properties and to carry on the business of the China Division as now being conducted and will be conducted through the Effective Time, except where the failure to be in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to the Investor a complete and correct copy of the certificate of incorporation and bylaws, each as amended or modified as of the date hereof, of the Company.  Such certificate of incorporation and bylaws are in full force and effect.  The Company is not in violation of any of the provisions of its certificate of incorporation and bylaws in any material respect.

(c)                                  Capital Structure.

(i)                                     As of the date of this Agreement, and without giving effect to, the Investment, the Company’s authorized capital stock consists of 5,000 shares of Company Common Stock, of which 1,003 are issued and outstanding. All of the shares of Company Common Stock that are issued and outstanding are, as of the date hereof and at all time periods prior to the Distribution will be, owned of record and beneficially by Parent or a wholly-owned Subsidiary of Parent free and clear of any Encumbrances, except as imposed by applicable securities laws. As of the date hereof and the Closing Date, other than up to 46,000,000 shares of Company Common Stock that are expected to be reserved for issuance pursuant to future awards under Company Equity Plans and the number of Investor Shares and PV Investor Shares that will be reserved for issuance, the Company has no shares of Company Common Stock reserved for issuance. There are no other shares of capital stock or other equity securities (including securities convertible, exercisable or exchangeable for capital stock) of the Company that are outstanding.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and the holders of shares of Company Common Stock are not entitled to preemptive rights.

(ii)                                  Immediately upon the Closing, the Investor Shares will be (and the additional Investor Shares, if any, issued pursuant to Section 2.4 will be, when so issued) duly authorized, validly issued, fully paid and nonassessable, and will be owned of record and beneficially by the Investor, free and clear of any Encumbrances other than the transfer restrictions and other terms and conditions set forth herein and in the Shareholders Agreement.

(iii)                               No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”) are issued or outstanding.

(iv)                              The outstanding share capital or registered capital, as the case may be, of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, and all of the outstanding share capital or registered capital, as the case may be, of each such Subsidiary is owned, directly or indirectly, by the Company free and clear of any Encumbrances and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act or other Applicable Law relating to securities). The registered capital of each of the Subsidiaries of the Company incorporated in China has been fully contributed, as certified by accountants qualified in China, and any registered capital contributed in non-cash assets has been fully evaluated and verified by valuers qualified in China.  Except as set forth in Section 3.2(c)(iv) of the Disclosure Schedule, none of the Company or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than

Subsidiaries of the Company) that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(v)                                 Except as set forth in Section 3.2(c)(v), other than the Investor Shares and the Warrants (and the Warrant Shares), there are no securities, options, warrants, calls, share appreciation rights, performance units, restricted share units, contingent value rights, “phantom” share units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity interests in, the Company or any of its Subsidiaries, or any other commitments, agreements, arrangements or undertakings of any kind to which Parent, the Company or any of their respective Subsidiaries is a party or by which any of them is bound obligating Parent, the Company or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries, Company Voting Debt, Company Common Stock or other voting securities (including securities convertible, exercisable or exchangeable for capital stock) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, share appreciation right, performance unit, restricted share unit, contingent value right, “phantom” share unit or similar security or right derivative of, or providing economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity interests in, the Company or any of its Subsidiaries, or any other commitment, agreement, arrangement or undertakings of any kind. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or equity interest (including any security convertible, exercisable or exchangeable for any equity interest) of the Company or any of its Subsidiaries or to provide funds to, or make investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries or any other Person.

(vi)                              Other than the Investment Agreements, there are no shareholder agreements, voting trusts or other contracts to which the Company is a party or by which it is bound relating to the voting of any shares of capital stock of the Company.

(vii)                           Except as set forth on Section 3.2(c)(vii) of the Disclosure Schedule, there is no outstanding indebtedness for borrowed money of the Company or its Subsidiaries (other than indebtedness for borrowed money owing by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company).

(d)                                 The Warrants and Warrant Shares.  Each Warrant, when issued in accordance with this Agreement, will have been duly authorized by the Company and will constitute a valid and legally binding obligation of the Company in accordance with its terms, in each case except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and the Warrant Shares will have been duly authorized and reserved for issuance upon exercise of the applicable Warrant and when so issued will be validly issued, fully paid and non-assessable, and free and clear of any Encumbrances, other than liens or encumbrances created by this Agreement and the Shareholders Agreement, arising as a matter of applicable law or created by or at the direction of any Investor or any of its Affiliates.

(e)                                  No Conflicts.

(i)                                     The execution, delivery and performance by the Company of the Shareholders Agreement, and the execution delivery and performance by Parent and the Company of this Agreement do not, and the execution and delivery by Parent, the Company and their respective Subsidiaries, as applicable, of the Transaction Agreements with respect to which Parent, the Company or their respective Subsidiaries is contemplated thereby to be a party will not, and the consummation of the Investment and the transactions contemplated hereby and thereby will not (A) conflict with or violate any provision of Parent’s, the Company’s or their respective Subsidiaries’ articles or certificate of incorporation, bylaws or similar organizational documents or (B) conflict with or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the creation of any Encumbrance upon any of the properties or assets of Parent, the Company and their Subsidiaries pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both) of, any Contract to which Parent or the Company or any of their Subsidiaries is a party or by which any property or asset of Parent or the Company or any of their Subsidiaries is bound or affected in any material respect, or (C) conflict with or result in a violation of any Applicable Law or other restriction of any Governmental Entity to which Parent or the Company or any of their Subsidiaries is subject (including federal, state and foreign securities laws and regulations), or by which any property or asset of Parent or the Company or any of their Subsidiaries is bound or affected in any material respect; except in the case of each of clauses (B) and (C), such as has not had and would not reasonably be expected to result in a material adverse effect on the legality, validity or enforceability of any Investment Agreement or a Material Adverse Effect on Parent or the Company.

(ii)                                  No material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to Parent, the Company or any of their Subsidiaries in connection with the execution and delivery of the Investment Agreements, Transaction Agreements, or the consummation of the Investment and the transactions contemplated hereby.

(f)                                   Reports and Financial Statements.

(i)                                     As of the date of this Agreement, neither the Company nor any of its Subsidiaries is required to file any form, report or other document with the SEC, except that the Form 10 must be filed with the SEC and become effective under the Exchange Act to effect the Distribution.

(ii)                                  The combined balance sheets of the Company as of December 31, 2015 and 2014 and the related combined statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2015, as audited by the Company’s independent public accountants, whose report thereon is included therewith, and (ii) the condensed combined balance sheet of the Company as of May 31, 2016 and the related condensed combined statements of income (loss), comprehensive income (loss), and cash flows for the year to date ended May 31, 2016 (such statements, together with the notes thereto, the “Company Financial Statements”), in each case of (i) and (ii), together with notes thereto and as included under the heading “Index to Financial Information” in the Form 10 made publicly available on the SEC’s EDGAR system on August 31, 2016, were prepared in accordance with GAAP throughout the periods indicated and present fairly, in all material respects, the combined results of operations, financial position and cash flows of the Company, as applicable, taken as a whole, as of the respective dates or for the respective periods set forth therein, in each case in accordance with GAAP during the periods covered thereby (except as may be indicated in the notes to such financial statements and subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(iii)                               None of the Company or any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, determined, fixed, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company, prepared in accordance with GAAP, except liabilities (A) reflected or reserved against on the Company Financial Statements (including the notes thereto), (B) incurred pursuant to this Agreement or the Investment, (C) incurred since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practice, (D) incurred or to be incurred in connection with the Distribution and set forth on Section 3.2(f)(iii) to the Disclosure Schedule or (E) that would not and would not reasonably be expected to, have a Material Adverse Effect on the Company.

(g)                                  Information Supplied.

(i)                                     The Form 10 will not, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made.

(ii)                                  Taking into account matters expressly set forth in the Company Financial Statements, and except for any forward-looking statements or other statements that are predictive in nature, to the Knowledge of the Company, the disclosures set forth in the Form 10 made publicly available on the SEC’s EDGAR system on August 31, 2016 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and  “Business”, do not contain any untrue statement of a material fact.

(iii)                               Notwithstanding the foregoing provision of this Section 3.2(g), no representation or warranty is made by Parent or the Company with respect to statements in the Form 10 based on information supplied (or to be supplied) by or on behalf of the Investor or PV for inclusion or incorporation by reference therein.

(h)                                 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by the Investment

Agreements based upon arrangements made by or on behalf of Parent, the Company or any of their Subsidiaries, except PJT Partners, Inc. and Goldman, Sachs & Co., whose fees and expenses shall be paid by Parent notwithstanding anything herein to the contrary (including Section 9.12).

(i)                                     Taxes.

(i)                                     All Tax Returns required to be filed by each of the Company and its Subsidiaries have been timely filed, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all such Tax Returns are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or for such Tax Returns to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All material Taxes that are due with respect to the Company and its Subsidiaries have been paid or properly accrued in accordance with GAAP. Since the date of the most recent SEC Reports, no Tax liability with respect to the Company and its Subsidiaries has been incurred outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(ii)                                  No deficiencies for any Taxes have been proposed, asserted or assessed in writing in respect of or against the Company or any of its Subsidiaries that are not adequately reserved for in the financial statements of the Company included in the Company Financial Statements, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  No written claim has been made to the Company or any of its Subsidiaries by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file an income or franchise Tax Return that any of the Company or its Subsidiaries is or may be subject to income or franchise Taxes in that jurisdiction.

(iii)                               None of Parent, the Company or any of their Subsidiaries has taken any action that could reasonably be expected to prevent the Distribution from qualifying as a distribution eligible for non-recognition under Sections 355(a) and 361(c) of the Code.

(iv)                              Other than the Distribution and the Regarded Internal Distributions (as defined in the Tax Matters Agreement), within the past five (5) years, none of the Company or its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(v)                                 Except for the Transaction Agreements, none of the Company or any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements (excluding any commercial agreements not primarily relating to Taxes).

(vi)                              None of the Company or any of its Subsidiaries has agreed to make, or is required to make, any material adjustment affecting any open taxable year or period under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vii)                           Neither the Company nor any of its Subsidiaries has any material liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Applicable Law), as a transferee or successor, or pursuant to any contractual obligation for any Taxes of any Person other than the Company or any of its Subsidiaries.

(viii)                        Neither the Company nor any of its Subsidiaries has engaged in one of the types of transactions the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(ix)                              No later than the Effective Time, Parent will have received the opinion of PricewaterhouseCoopers LLP (i) concluding that the Distribution “will” qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and Section 361 of the Code (other than with respect to cash in lieu of fractional shares) and (ii) concluding that the Regarded Internal Distributions (as defined in the Tax Matters Agreement) “should” or “will” qualify as tax-free for U.S. federal income tax purposes under Sections 355 and Section 361 of the Code (other than with respect to cash in lieu of fractional shares), which opinion shall not have been amended, replaced or revoked as of the Effective Time.

(j)                                    Permits; Litigation; Compliance with Laws.

(i)                                     There is no Action pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries or any property or asset of the Company and its Subsidiaries which individually or in the aggregate, has (since December 31, 2015) had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or the Company’s ability to consummate the Investment.

(ii)                                  As of the date of this Agreement, the China Business does, and as of the Closing Date, the Company and its Subsidiaries (A) will hold all material permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which, taken as a whole, are necessary and sufficient for the operation of the China Business as currently conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and (B) are in compliance in all material respects with the terms of the Company Permit, except in each case where the failure to hold any such Company Permits or the suspension or cancellation of any such Company Permits or the noncompliance with respect to any such Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of, and none of such Persons has received since January 1, 2015, any written notices of violations with respect to, any Applicable Laws (including those relating to Food Safety Laws of China and the rules and regulations promulgated thereunder), except where such violations, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(k)                                 Intellectual Property. (i) Except as set forth in the SEC Reports, Parent and its Subsidiaries (excluding the Company and its Subsidiaries) exclusively own the KFC, PIZZA HUT and  TACO BELL Trademarks; the Company or its Subsidiaries exclusively owns the EAST DAWNING, LITTLE SHEEP and ATTO PRIMO Trademarks; and (ii)  except as set forth in the SEC Reports or the Company Financial Statements and except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (A) Parent, Company or a Subsidiary exclusively owns all other material proprietary Intellectual Property used in the conduct of the China Division as currently conducted, in each case in China, free and clear of any Encumbrances; (B) the Company or its Subsidiaries own or are licensed to use, all other Intellectual Property used in the conduct of the China Division as currently conducted; (C) all registered Intellectual Property that is owned by Parent, the Company or the Subsidiaries and used in the China Division as currently conducted is subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable; and the use of such Intellectual Property by the Company or its Subsidiaries does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person; (D) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to the Company or any of its Subsidiaries; (E) there is no claim or proceeding pending or, to the Knowledge of the Company, threatened (including cease-and-desist letters or invitations to take patent license) against the Company or any of its Subsidiaries challenging their respective use of Intellectual Property; (F) no Intellectual Property owned by the Company or any of its Subsidiaries is being used by or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (G) the Company or its Subsidiaries use commercially reasonable efforts to protect and maintain the security, operation and integrity of all material systems and Computer Software (and all data stored therein or processed thereby) used in the conduct of the China Division as currently conducted and there have been no material breaches, outages, violations or unauthorized access to the same.

(l)                                     Employee Benefit Plans.

(i)                                     Except as would not reasonably be expected to have a Material Adverse Effect on the China Business, the execution, delivery and performance of this Agreement by the Company and the Transactions will not: (A) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Employee, or (B) trigger any funding obligation under any Benefit Plan.

(ii)                                  Section 3.2(l)(ii) of the Disclosure Schedule contains a list of each Company Equity Plan, as amended or modified as of the date hereof, which will be in effect as of the Effective Time. As of the date of this Agreement, the Company has furnished or otherwise made available to the Investor a complete and correct copy of each and every Company Equity Plan or, with respect to any Company Equity Plan that is expected to be adopted after the date hereof and which will be in effect as of the Effective Time, a copy of such Company Equity Plan substantially in the form that will be adopted.

(m)                             Title to Assets. Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all their respective assets (other than assets that have been sold or disposed of, or for which a leasehold interest has expired or not been removed, in each case in the ordinary course of business consistent with past practice), except where the failure to have such good and valid title, or valid leasehold interest, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(n)                                 Anti-Corruption. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any director or officer of the foregoing, acting in their capacity as such, has (A) made or offered any unlawful payment, or offered or promised to make any unlawful payment, or provided or offered or promised to provide anything of value (whether in the form of property or services or in any other form), to any foreign or domestic official or employee of any Governmental Entity (which, for the purposes of this Section 3.2(n), also includes any political party or candidate), or to any finder, agent, representative or other party acting for, on behalf of, or under the auspices of any official or employee of any Governmental Entity (each, a “Government Official”) for purposes of unlawfully (i) influencing any act or decision of any Government Official in his or her official capacity, (ii) inducing any Government Official to do or omit to do any act in violation of his or her lawful duty, (iii) securing any improper advantage; or (iv) inducing any Government Official to influence or affect any act or decision of any Governmental Entity, in each case for the purpose of obtaining or retaining business or directing business to any person; (B) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (C) taken any other action or made any omission that would or would reasonably be expected to result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any other law of the United States, China, or of any other jurisdiction where the Company conducts business governing corrupt practices, commercial bribery, money laundering, pay-to-play, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials or employees.

(o)                                 Real Property.

(i)                                     Except as would not have or reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries has good and marketable title and validly granted land use rights and real property ownership rights to all real property relating to the business of the Company and its Subsidiaries that is owned by the Company and its Subsidiaries, free and clear of any Encumbrances, other than (A) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested  by appropriate proceedings or that may thereafter be paid without material penalty, (B) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Encumbrances imposed by Applicable Law, (C) zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (D) defects or imperfections of title, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, and (E) any other Encumbrances that have been incurred or suffered in the ordinary course of business and that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company  (“Permitted Property Encumbrances”).

(ii)                                  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) all current leases and subleases of Leased Real Property (each, a “Company Lease”) are valid and in full force and effect in accordance with their respective terms in all respects (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms and this Agreement), (B) the Company or its Subsidiary, as applicable, has good and valid leasehold or subleasehold interests in each parcel of Leased Real Property, free and clear of any Encumbrances other than Permitted Property Encumbrances, (C) to the Knowledge of the Company, there is no claim asserted or threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Company Lease, (D) each Company Lease is in compliance with Applicable Law, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Subsidiary of the Company which is a party to such Company Lease and (E) the leasehold interests under the Company Leases are adequate for the conduct of the China Business as currently conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Lease which would be material to the Company and its Subsidiaries, taken as a whole.

(p)                                 Environmental Compliance. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the China Business is in compliance with any and all Applicable Laws and regulations relating to (i) the protection of health, safety, or the environment or (ii) the handling, use, transportation, disposal or release of  hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) and has obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no actual or alleged costs or liabilities associated with Environmental Laws (including any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval and any potential liabilities to third parties).  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, no property currently or formerly owned or operated by the China Business has been contaminated with or is releasing any hazardous or toxic substances or wastes, pollutants or contaminants in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, no member of the China Business has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, no member of the China Business is subject to any order, decree or injunction with any Governmental Entity or agreement with any person concerning liability under any Environmental Law or relating to any hazardous or toxic substances or wastes, pollutants or contaminants.

(q)                                 Material Contracts.

(i)                                     Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(A)       each Material Contract is in full force and effect (except for those contracts or agreements that have expired in accordance with their terms), is a legal, valid and binding agreement of the member of the China Business party thereto, as the case may be, and, to the Knowledge of the Company, of each other party thereto, in full force and effect and enforceable against the member of the China Business, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, in each case except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally;

(B)       each member of the China Business has performed or is performing all obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time, or both) or is not alleged to be in breach or violation thereof or default thereunder;

(C)       no other party to any of the Material Contracts is (with or without notice or lapse of time or both) or is alleged to be in breach or violation, or default thereunder;

(D)       no Person has indicated in writing its intention to terminate any Material Contract; and

(E)        neither the execution of this Agreement nor the consummation of the Investment or any of the transactions contemplated by the Transaction Agreements or the Plan of Reorganization shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of  the Company of any of its Subsidiaries under any Material Contract.

(r)                                    Absence of Certain Changes.

(i)                                     Except as specifically contemplated or permitted by the Investment Agreements, the Plan of Reorganization or as set forth in the SEC Reports, the Disclosure Schedule, or the Company Financial Statements, since December 31, 2015 through the date of this Agreement: (A) on the one hand, the Company and its Subsidiaries and, on the other hand, the members of the China Business, have operated their respective business only in the ordinary course of business, consistent with past practice; and (B) there has not been any event, change, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(ii)                                  Except as set forth in Section 3.2(r)(ii) of the Disclosure Schedule, from December 31, 2015 through the date of this Agreement, except as set forth in the Plan of Reorganization, SEC Reports or the Company Financial Statements, none of Parent, the Company and their respective Subsidiaries  have taken any action that, if taken without the consent of the Investor during the period from the date of this Agreement through the Closing Date, would constitute a breach of ARTICLE IV.

(iii)                               Except as set forth in Section 3.2(r)(iii) of the Disclosure Schedule, since December 31, 2015, none of the Parent, the Company and their respective Subsidiaries has declared, set aside or paid any dividend or other distribution, whether payable in cash, stock, property or otherwise or redeemed, purchased or otherwise acquired, directly or indirectly, any of its respective capital stock or other securities.

(s)                                   Plan of Reorganization. The Plan of Reorganization attached hereto is complete and correct in all material respects as of the date hereof and sets forth, in reasonable detail, all of the material internal restructuring, contribution, assignment and assumption transactions that were undertaken in order to complete the internal restructuring of the China Business. Parent and its Affiliates have completed the internal restructuring, contribution, assignment and assumption transactions in all material respects as described by the Plan of Reorganization.  The Company wholly-owns, directly or indirectly, in all material respects, the China Division.

(t)                                    Resolutions. Pursuant to resolutions provided to the Investor prior to the date hereof, the Board of Directors of the Company has unanimously approved, and at the written request of the Investor will provide further unanimous approval at least ten (10) Business Days prior to the Effective Time, for the express purpose of exempting the Investment and any related transactions from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 thereunder, the transactions contemplated by this Agreement and the Shareholders Agreement, including the acquisition of the Investor Shares, Warrant 1 and Warrant 2, any disposition of Warrant 1 and Warrant 2 upon the exercise thereof, any acquisition of Company Common Stock upon the exercise of Warrant 1 and Warrant 2, any deemed acquisition or disposition in connection therewith, and all transactions related thereto.

(u)                                 No Other Representations and Warranties. The representations and warranties set forth in this Section 3.2 are the only representations and warranties made by Parent and the Company (or any of their respective Affiliates) with respect to the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Section 3.2, none of Parent, the Company or each of their respective Affiliates makes any other express or implied representation or warranty with respect to Parent or the Company or any of their respective Subsidiaries, and each of Parent, the Company and their respective Affiliates hereby disclaim all liability and responsibility for any and all projections, forecasts, estimates, plans or prospects (including the reasonableness of the assumptions underlying such forecasts, estimates, projections, plans or prospects), management presentations, financial statements, internal ratings, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to any Investor or any of its Affiliates or representatives, including omissions therefrom.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE INVESTMENT

Section 4.1                          Conduct of Business Pending the Investment.

(a)                       Parent and the Company agree that, between the date of this Agreement and the Closing Date, except as required by Applicable Law or as set forth in Section 4.1(a) of the Disclosure Schedule or as expressly provided by any other provision of this Agreement, unless the Investor shall otherwise provide its prior written consent (not to be unreasonably withheld, conditioned or delayed):

(i)                                         Parent and the Company will use commercially reasonable efforts to conduct the China Business in the ordinary course of business consistent with past practice; and

(ii)                                      Parent and Company shall use their commercially reasonable efforts to, maintain in effect all Company Permits, keep available the services of the current officers, key employees, and key consultants and contractors of the China Business and preserve the current material relationships and goodwill of the China Business with Governmental Entities, key customers and suppliers, and any other persons with whom any member of the China Business has relations.

(b)                       In furtherance and without limitation of Section 4.1(a), except as set forth in Section 4.1(b) of the Disclosure Schedule, the Plan of Reorganization, the Transaction Agreements (including any exhibit or schedule thereto) or as required by Applicable Law or as expressly provided by any other provision of the Investment Agreements, Parent and the Company will not, and will not permit any of their respective Subsidiaries to, with respect to the China Business, between the date of this Agreement and the Closing Date, do any of the following without the prior written consent of the Investor (not to be unreasonably withheld, conditioned or delayed):

(i)                                         amend or otherwise change the certificate of incorporation, bylaws or equivalent organizational documents of the Company;

(ii)                                      sell, transfer, lease, sublease, license, pledge, dispose of, grant or Encumber, or authorize the sale, transfer, lease, sublease, license, pledge, disposition, grant or Encumbrance any material property, rights or assets of the China Business (other than (x) in the ordinary course of business and consistent with past practice or (y) in transactions solely among the Company’s wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries);

(iii)                                   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any wholly-owned Subsidiary of the Company to the Company or another Subsidiary which is wholly-owned by the Company;

(iv)                                  issue any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its capital stock, in each case other than in connection with the settlement of any Share Awards in accordance with the applicable Benefit Plan and this Agreement at any time prior to the Effective Time;

(v)                                     (A) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than a wholly-owned Subsidiary of the Company), or (B) acquire any assets (other than (x) in the ordinary course of business consistent with past practice or (y) assets of a wholly-owned Subsidiary of the Company), in each case in excess of $50,000,000 in the aggregate;

(vi)                                  create, incur, assume or suffer to exist any indebtedness for borrowed money, or issue guarantees, loans or advances, in each case, in excess of $50,000,000 individually or $100,000,000 in the aggregate, other than (A) borrowings under existing credit facilities of the Company or its  Subsidiaries as in effect on the date of this Agreement solely to fund operating expenses in the ordinary course of business, (B) any transactions among the Company and its wholly owned Subsidiaries, (C) guarantees of indebtedness for borrowed money of any wholly-owned Subsidiary of the Company by the Company or guarantees by any such Subsidiary of indebtedness for borrowed money of the Company or any other Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 4.1(b)(vi), (D) issuances of commercial paper by the Company or any of its Subsidiaries backed by the existing credit facilities of the Company or its Subsidiaries as in effect on the date of this Agreement and (E) indebtedness for borrowed money incurred to replace, renew, extend or refinance any existing indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case in an amount not to exceed the amount of the indebtedness replaced, renewed, extended or refinanced (plus interest and premium, if any, thereon and the amount of reasonable refinancing fees and expenses incurred in connection therewith) and on terms that are no less favorable to the Company or such Subsidiary than the terms of the indebtedness replaced, renewed, extended or refinanced;

(vii)                               engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(viii)                            fail to maintain sufficient working capital required to operate the China Business in the ordinary course consistent with past practice;

(ix)                                  enter into, amend or modify any Related Party Agreement or grant any consents or waivers thereunder in favor of a party thereto other than the Company and its Subsidiaries;

(x)                                     make any material amendment or modification to any Transaction Agreement (or enter into any Transaction Agreement in a form containing any material amendment or modification to the applicable form attached hereto); or

(xi)                                  authorize or agree to take any of the foregoing actions, or enter into any letter of intent (binding or non-binding) or similar written agreement or arrangement with respect to any of the foregoing.

(c)                                  Notwithstanding anything to the contrary, all covenants of Parent and the Company set forth in this ARTICLE IV shall terminate and be of no further force and effect from and after the PV Closing.

ARTICLE V

COVENANTS

Section 5.1                                    Public Announcements; Periodic Reports. The Parties shall each use reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan. Without prejudice to the foregoing, (a) the press release announcing the execution of this Agreement and/or the consummation of the Investment shall be issued only in such form as shall be mutually agreed by the Parties and (b) except as may be required by Applicable Law, Parent, the Company and Investor shall consult with each other before issuing any press release, having any communications with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors, stockholders or analysts with respect to this Agreement or the Investment, and shall not, without the prior written consent of the other Parties, issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation; provided that notwithstanding anything herein to the contrary, (i) Parent and/or the Company shall be permitted in their sole discretion to issue any press release or make any other public statement contained in, or made in connection with, the Form 10 and/or the Distribution, as well as make any amendments or modifications to the Form 10 that either such Party believes are appropriate or required and (ii) Parent and/or the Company shall be permitted to make public disclosures relating to this Agreement, the Shareholders Agreement and the Investment in one or more of its periodic filings with the SEC as required by Applicable Law, except that after the initial press release, no information may be included in any press release (other than information which is already publicly available other than as a result of a breach of this Section 5.1) relating to the Investor, its Affiliates, or any of their respective directors, officers or employees, without the prior written consent of the Investor (such consent to not be unreasonably withheld, conditioned or delayed); provided, that no such consent shall be required for any such information that is consistent with information or statements previously publicly disclosed and consented to by Investor.

Section 5.2                                    Tax-Free Reorganization Treatment. After the date hereof and until the second (2nd) anniversary of the date on which the Distribution occurs, the Investor shall not, and shall cause each of the Investor’s Investor Tax Affiliates not to, (x) without the prior written consent of Parent and the Company, acquire any shares of Parent Common Stock or any shares of capital stock of the Company (other than the Warrant Shares and any shares of Company Common Stock acquired in accordance with Section 2.4(c)), or (y) without the prior written consent of the Company, acquire any shares of any of the Company’s Subsidiaries; provided that, subject in all respects to Section 2.2 of the Shareholders Agreement, nothing in this Section 5.2 shall prohibit the Investor or any Investor Tax Affiliate, after the Closing, from acquiring any share of capital stock of the Company or Parent so long as the Investor, together with each Investor Tax Affiliate, does not directly or indirectly acquire stock (in the aggregate and taking into account the Investment) representing a “50 percent or greater interest” (within the meaning of Section 355(d)(4) of the Code) in either Parent or the Company.  For the avoidance of doubt, neither Parent, the Company nor any of their Subsidiaries shall be considered an Investor Tax Affiliate for purposes of the preceding sentence.

Section 5.3                                    Shareholders Agreement; Organizational Documents.

(a)                                 The Company and the Investor shall take all necessary action to, simultaneously with the Closing, execute and deliver the shareholders agreement in substantially the form of Exhibit H (the “Shareholders Agreement”).

(b)                                 Immediately prior to the Closing, Parent, as the sole shareholder of the Company, shall approve and adopt the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, in the forms attached hereto as Exhibits F and G, respectively (reflecting the amendment(s), if any, set forth on Section 4.1(a) of the Disclosure Schedule).

Section 5.4                                    Financing Contingency. The Investor acknowledges and agrees that the arrangement and obtaining of financing is not a condition to the Closing, and reaffirms its obligation to consummate the Investment irrespective and independently of the availability of any financing, subject to fulfillment or waiver of the conditions set forth in this Agreement.

Section 5.5                                    Transaction Agreements. Other than when and as may be expressly permitted by the Shareholders Agreement, none of Parent, the Company or any of their respective Affiliates and/or Subsidiaries shall (x) enter into, make, propose or agree to any material amendment or modification of any of the Transaction Agreements to which any of them is or is proposed to be a party or (y) waive compliance with any material obligations of any party thereunder without the prior written consent of the Investor, such consent not to be unreasonably withheld, delayed or conditioned. The foregoing provisions of this Section 5.5 shall be without prejudice to Parent’s right to consummate (or abandon) the Distribution in Parent’s sole discretion.

Section 5.6                                    Transition Services Agreement . The Investor acknowledges and agrees that, notwithstanding anything contained in ARTICLE IV to the contrary, Parent and the Company (or their respective Subsidiaries following the Distribution) may enter into a transition services agreement (the “Transition Services Agreement”) on the key terms set forth in Section 5.6 of the Disclosure Schedule, among, on the one hand, certain of Parent and its Subsidiaries (other than the Company and its Subsidiaries) and, on the other hand, certain of the Company and its Subsidiaries, that provides for, among other things, the provision of certain transition services by or on behalf of Parent or one or more of its Subsidiaries on customary terms and providing for fees which are no more favorable to Parent and its Subsidiaries (other than the Company and its Subsidiaries) than those which the Company could reasonably obtain in a negotiation with a third party who is not an Affiliate.

Section 5.7                                    Notification of Certain Matters. Each of the Company, Parent and the Investor shall promptly notify the other Parties in writing of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or any of the transactions contemplated by the Transaction Agreements;

(b)                                 any notice or other communication from any Governmental Entity in connection with the Transactions or the transactions contemplated by the Transaction Agreements; and

(c)                                  any Actions commenced or, to the Knowledge of the Company or the Knowledge of the Investor threatened against the Company or any of its Subsidiaries, the Investor, or Parent and any of its Subsidiaries, as the case may be, that relate to such Party’s ability to consummate the Transactions or any of the transactions contemplated by the Transaction Agreements.

(d)                                 Notwithstanding anything to the contrary, all covenants and obligations of the Company, Parent and Investor set forth in this Section 5.7 shall terminate and be of no further force and effect from and after the PV Closing.

Section 5.8                                    Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of Parent and the Company shall keep the Investor reasonably informed of any material development of the proposed Distribution (including the status thereof) and,  upon reasonable notice, each of Parent and the Company shall (and each shall cause its respective Subsidiaries to) afford to the Investor and its officers, accountants, counsel, and financial advisors reasonable access, during normal business hours, to (a) the books and records principally relating to the China Business and (b) the senior management employees of the Company; provided, however, that Parent or the Company may restrict the foregoing access to the extent that (i) any Applicable Laws or Material Contract requires Parent, the Company or any of their respective Subsidiaries to restrict or prohibit access to any such properties or information or (ii) disclosure of such information would violate confidentiality obligations to a third party (who is not an outside advisor of Parent and/or the Company). The Investor will hold any such information obtained pursuant to this Section 5.8 in confidence in accordance with, and will otherwise be subject to, the provisions of the undertaking to Parent dated May 5, 2016 by the Investor and the underlying Confidentiality Agreement dated February 4, 2016 between Parent and Primavera Capital Limited (as may be amended or supplemented, the “Confidentiality Agreement”).  Notwithstanding anything in the Confidentiality Agreement or this Agreement to the contrary, following the Closing, (x) any disclosure of information (other than any information relating to the Parent or its Subsidiaries (excluding, for the avoidance of doubt, the Company and its Subsidiaries)) that is not prohibited by Section 3.2 of the Shareholders Agreement shall not be deemed to be a breach of this Section 5.8 or the Confidentiality Agreement, (y) any action that is not prohibited by Section 2.2 of the Shareholders Agreement shall not be deemed to be a breach of the standstill obligations of the Investor solely in respect of the Company set forth in the seventh paragraph of the Confidentiality Agreement, and (z) except as provided in (x) and (y), nothing in this Section 5.8 shall be construed to limit or otherwise modify the provisions or term of the Confidentiality Agreement, which shall survive any termination of this Agreement.  Any investigation by the Investor shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the Parties to consummate the Investment.

Section 5.9                                    Public Filings. Prior to filing any amendment or supplement to the Form 10, the Company and Parent shall provide the Investor with a copy of such amendment or supplement (including all exhibits to be filed therewith) and provide the Investor with a reasonable opportunity to review and comment on any section(s) or portion(s) of such amendment or supplement relating to the Investor, its Affiliates, or any of their respective directors, officers or employees or the material terms of the Investment, and the Company and Parent shall consider in good faith any such comments.  If the Investor disagrees with any material matters in any such section(s) or portion(s) of such amendment or supplement (including all exhibits to be filed therewith), the Investor may raise such objection with the Company and Parent no later than five (5) calendar days following receipt by the Investor of such amendment or supplement (including all exhibits to be filed therewith) and the Parties shall cooperate in good faith to resolve any such objections; provided that no information may be included (x) in any amendment or supplement to the Form 10, and (y) any correspondence filed with the SEC with respect thereto, (other than information which is already publicly available other than as a result of a breach of this Section 5.9) relating to the Investor, its Affiliates, or any of their respective directors, officers or employees or the material terms of the Investment, without the prior written consent of the Investor (such consent to not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE INVESTMENT

Section 6.1                                    Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Investment are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)                                 No Injunctions or Restraints; Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

(b)                                 No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction having the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions shall be pending.

(c)                                  Consummation of PV Investment. The PV Closing shall have occurred prior to or shall occur contemporaneously with the Closing.

(d)                                 Required PRC Regulatory Procedures. The Required PRC Regulatory Procedures shall have been completed and obtained.

Section 6.2                                    Conditions to the Obligations of Investor(a)     . The obligations of the Investor to consummate the Investment are subject to the satisfaction or waiver by the Investor on or prior to the PV Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) Other than the Company and Parent Fundamental Representations, the representations and warranties of the Company and Parent contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Material Adverse Effect” or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the PV Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent or the Company, (ii) the representation set forth in Section 3.2(r)(i)(B) shall be true and correct in all respects as of the date hereof and as of the PV Closing, as though made on and as of such date and time, and (iii) the Company and Parent Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the PV Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)                                 Agreements and Covenants. Each of the Company and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the PV Closing.

(c)                                  Material Adverse Effect. Since the Balance Sheet Date through the PV Closing, there shall not have occurred and be continuing any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d)                                 Officer Certificate. Parent and the Company shall have delivered to the Investor a certificate, dated the PV Closing Date, duly executed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 6.2(a)-(c) and (e).

(e)                                  Organizational Documents. The certificate of incorporation and bylaws of the Company shall be substantially in the form attached hereto in Exhibit F and Exhibit G, respectively.

Section 6.3                                    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Investment are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. Other than the representations and warranties of the Investor contained in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(g), Section 3.1(h) and Section 3.1(j), (i) the representations and warranties of the Investor contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Material Adverse Effect” or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not have or result in a Material Adverse Effect on the Investor and (ii) the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(g), Section 3.1(h) and Section 3.1(j) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)                                 Agreements and Covenants. The Investor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)                                  Officer Certificate.  Investor shall have delivered to Parent and the Company a certificate, dated the Closing Date, duly executed by a senior executive officer of the Investor, certifying as to the satisfaction of the conditions specified in Section 6.3(a)-(b).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1                                    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Parent and the Investor;

(b)                                 by either Parent or the Investor, if the Closing shall not have occurred on or before March 31, 2017; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if the circumstances described in this Section 7.1(b) are primarily caused by such Party’s (which, with respect to Parent, includes the Company) failure to comply with its obligations under this Agreement;

(c)                                  by Parent, if (i) the PV Closing shall have occurred and the Closing shall not have occurred (other than solely due to the condition set forth in Section 6.1(d) not being satisfied) or (ii) the Closing shall not have occurred on or before the expiration of the Measurement Period;

(d)                                 by Parent, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Parent or the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;

(e)                                  by the Investor, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided however, that, the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if either Investor is then in material breach of any of their representations, warranties, covenants or other agreements hereunder; or

(e)                                  by the Investor, if there shall have occurred and be continuing any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate (without any further action of any of the Parties hereto) and be of no further force or effect, if, prior to the Effective Time, Parent publicly announces that the Distribution has been abandoned.

Section 7.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Investor, Parent, or the Company or their respective Affiliates, officers, directors, employees and other representatives under this Agreement; provided that Section 5.1, this Section 7.2, and ARTICLE IX shall survive any termination of this Agreement pursuant to Section 7.1 and provided that nothing herein shall relieve any party from liability for its willful and intentional breach of this Agreement prior to such termination. For purpose of this Section 7.2, “willful and intentional” shall mean an action taken with the actual knowledge of the Party taking such action that such action violates this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1                                    Survival of Representations and Warranties. (a) The Company and Parent Fundamental Representations shall survive the Closing Date and continue in full force and effect until the second (2nd) anniversary of the Closing Date, and (b) the Company’s and Parent’s representations and warranties set forth in Section 3.2(f)(ii) and Section 3.2(g) shall survive the Closing Date and continue in full force and effect until the date that is twelve (12) months following the Closing Date (such period the “Expiration Period”).  No other representation or warranty shall survive the Closing.  If the Investor (or any Indemnified Person) delivers written notice (setting forth, to the extent practicable, in reasonable detail the basis for an indemnifiable claim pursuant to Section 8.2) to Parent or the Company, as applicable, for a claim for indemnification or recovery within the applicable Expiration Period, such claim shall survive until satisfied, or otherwise finally resolved or judicially determined.  No covenant or agreement contained herein that by its terms is to be performed prior to the Closing Date shall survive the Closing Date. For the avoidance of doubt, this Section 8.1 shall not limit any covenant or agreement of the Parties which by its term contemplates performance after the Closing Date.

Section 8.2                                    Indemnification by Parent and the Company.

(a)                                 In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Investor Shares and the Warrants, in addition to all of the Company’s other obligations under this Agreement, Parent agrees, from and after the Closing, to defend, protect, indemnify and hold harmless the Investor and its respective Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (collectively, the “Indemnified Persons”) from and against any and all Losses of any Indemnified Person as a result of, or arising out of, or relating to any misrepresentation or breach by Parent or the Company of any Company and Parent Fundamental Representations (other than the representations set forth in Section 3.2(h)); and the Company agrees, from and after the Closing, to defend, protect, indemnify and hold harmless the Indemnified Persons from and against any and all Losses of any Indemnified Person as a result of, or arising out of, or relating to any misrepresentation or breach by the Parent or Company of the representations set forth in Section 3.2(h).

(b)                                 The Company agrees, from and after the Closing, to defend, protect, indemnify and hold harmless the Indemnified Persons from and against any and all Losses of any Indemnified Person as a result of, or arising out of, or relating to any misrepresentation or breach of the representations or warranties made in Section 3.2(f)(ii) and Section 3.2(g).

Section 8.3                                    Limitations on Indemnification.

(a)                                 The Company shall have no liability to the Indemnified Persons under Section 8.2(b) with respect to any misrepresentation or breach of any such representation or warranty unless the aggregate amount of the Losses actually suffered or incurred by the Indemnified Persons pursuant to Section 8.2(b) exceeds one-half of a percent (0.5%) of the Investor Purchase Price, in which case the Company shall be liable only for Losses pursuant to Section 8.2(b) in excess of such amount.

(b)                                 The maximum aggregate liabilities of the Company in respect of the Losses pursuant to Section 8.2(b) with respect to any misrepresentation or breach of representations and warranties made by the Company and/or Parent shall be subject to a cap equal to fifteen percent (15%) of the Investor Purchase Price.

(c)                                  Notwithstanding anything to the contrary contained herein, none of the limitations set forth in this ARTICLE VIII shall apply to any intentional fraud, willful misconduct or gross negligence by Parent, the Company, the Investor or any of their respective Affiliates in connection with the transactions contemplated by the Investment Agreements and the Transaction Agreements.

Section 8.4                                    Treatment of Indemnity Payments. All payments required to be paid pursuant to this ARTICLE VIII shall be treated as an adjustment to the Investor Purchase Price for Tax purposes, except as otherwise required by Applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the second Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the date received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice

(a)                                 if to the Company, to

Yum China Holdings, Inc.
16/F Two Grand Gateway
3 Hongqiao Road
Shanghai 200030
The People’s Republic of China
Attention: Shella Ng, Chief Legal Officer
Facsimile: +86-21-2407-7898

with a copy (which shall not constitute notice) to

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Paul L. Choi

Beth E. Flaming

Facsimile: (312) 853-7036

(b)                                 if to the Investor, to

API (Hong Kong) Investment Limited

c/o Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.

Block B, Dragon Times Plaza, 18 Wantang Road, Xihu District

Hangzhou, China 310099

Attention:  Jason Zhu
Facsimile:  +86-571-8163-5410

with a copy (which shall not constitute notice) to:

Legal Department

c/o Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.

Block B, Dragon Times Plaza, 18 Wantang Road, Xihu District

Hangzhou, China 310099

Facsimile:  +86-571-8163-5410

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017
Attention: Patrick J. Naughton
Facsimile:  +1-212-455-2502

(c)                                  if to Parent, to

Yum! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213
Attention:  Scott Catlett
Facsimile:  (502) 874-8790

with a copy (which shall not constitute notice) to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Benjamin M. Roth
Facsimile:  (212) 403-2000

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention:  Frederick B. Thomas

Jodi A. Simala

Facsimile:  (312) 706-8436

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

Section 9.2                                    Amendment and Waiver. This Agreement may not be amended, supplemented or changed, and no provision hereof may be waived by any Party, except by an instrument in writing making specific reference to this Agreement signed on behalf of each of the Parties hereto. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.3                                    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.4                                    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement.

Section 9.5                                    Entire Agreement; No Third Party Beneficiaries.

(a)                                 This Agreement, and the exhibits and schedules hereto, including Exhibit A (Form of Separation and Distribution Agreement), Exhibit B (Form of Employee Matters Agreement), Exhibit C (Form of Tax Matters Agreement), Exhibit D (Form of Master License Agreement), Exhibit E (Form of Name License Agreement), Exhibit F (Form of Amended and Restated Certificate of Incorporation of the Company), Exhibit G (Form of Amended and Restated Bylaws of the Company), Exhibit H (Form of Shareholders Agreement), the Transition Services Agreement, the Shareholders Agreement and the other agreements and instruments of the Parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b)                                 Except as expressly provided in Section 9.17, nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, all of whom shall be third party beneficiaries of this Agreement.

Section 9.6                                    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

Section 9.7                                    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, and the application of such provision to Persons or circumstances other than those as to which it has been held invalid and unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect, as closely as possible, the original intent of the Parties. The Parties intend that the remedies hereon contained in this Agreement be construed as integral provisions of this Agreement and that such remedies shall not be severable in any manner that reduces a Party’s liability or obligation hereunder.

Section 9.8                                    Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties.

Section 9.9                                    Submission to Jurisdiction; Waivers. Each of the Investor, Parent and the Company hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Delaware Court of Chancery (or if, (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), with respect to any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and further agree that service of any process, summons, notice or document by registered mail to the addresses set forth on this Agreement shall be effective service of process for any action, suit or proceeding brought against any such party in any such court.  Each of the Investor, Parent and the Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Delaware Court of Chancery (or if, (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE INVESTOR, PARENT AND THE COMPANY HERETO HEREBY WAIVES TRIAL BY JURY AND/OR ANY DEFENSES BASED UPON THE VENUE, THE INCONVENIENCE OF THE FORUM, OR THE LACK OF PERSONAL JURISDICTION IN ANY ACTION OR SUIT ARISING FROM SUCH DISPUTE WITH JURISDICTION AND/OR VENUE SO SELECTED.

Section 9.10                             Enforcement. Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. In addition, any and all remedies herein expressly conferred upon a Party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.11                             Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement, and shall not be an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item, alone or together with any other item, has had or would reasonably be expected to have a Material Adverse Effect with respect to Investor, Parent, the Company or any Subsidiary of the foregoing, as applicable.

Section 9.12                             Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party or Parties, as applicable, incurring such expenses.

Section 9.13                             Transfer Taxes.  The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on the issue of the Investor Shares.

Section 9.14                             Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 9.15                             Mutual Drafting. This Agreement shall be deemed to be the joint work product of Investor, Parent, and the Company and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 9.16                             No-Recourse; No Partnership.  Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be express or implied in this Agreement, no recourse under this Agreement, shall be had against any current or future Affiliate of the Investor, any current or future direct or indirect shareholder, member, general or limited partner, controlling Person or other beneficial owners of the Investor or of any such Affiliate, any of their respective representatives or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by enforcement of any assessment or any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed  on or otherwise be incurred by any Non-Liable Person for any obligation of the Investor under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided that the foregoing shall not apply to any Non-Liable Person who becomes a party to this Agreement in accordance with the terms hereof. Nothing in this Agreement shall be deemed to constitute a partnership among any of the Parties hereto.

Section 9.17                             Relationship between PV and the Investor.  The Investor hereby irrevocably appoints PV as sole representative of the Investor to act as the agent and on behalf of the Investor regarding any matter relating to or under this Agreement (other than with respect to determining whether any condition set forth in ARTICLE VI has been satisfied or waiving any such condition (the  “AF Reserved Matters”), including for purposes of (i) taking any action that may be necessary or desirable, as determined by PV, in its sole discretion, in connection with the termination of this Agreement in accordance with ARTICLE VII and (ii) granting any consent or approval on behalf of the Investor under this Agreement, including without limitation any consent that may be required under ARTICLE IV.  In furtherance of the foregoing sentence, PV shall have authority to bind the Investor in accordance with this Agreement, and Parent and each of the Company and Parent and each of their respective Subsidiaries may conclusively rely on such appointment and authority in all respects, and may conclusively rely upon, without independent verification or investigation, all decisions made by PV in connection with this Agreement, and will have no liability to the Investor for any actions taken by PV, including with respect to any of the actions described in clauses (i) and (ii) above, but in any event other than with respect to the AF Reserved Matters.  All immunities and powers granted to PV under this Agreement shall survive the Closing Date and/or any termination.  The grant of authority provided for herein (x) is coupled with an interest and shall be irrevocable and survive the bankruptcy, dissolution, winding up or liquidation of the Investor and (y) shall survive the Closing.  PV shall be a third party beneficiary of this Section 9.17.

Section 9.18                             No Conflict.  Parent hereby acknowledges and agrees that, notwithstanding anything contained in any Transaction Agreement to the contrary, the Company and its Subsidiaries shall not be deemed to be in breach of any of their respective obligations or suffer any other negative consequences pursuant to any Transaction Agreement due to any fact or circumstance arising out of any action taken by the Investor, or any of its Affiliates, in accordance with, and as permitted by, the terms and conditions of this Agreement and the Shareholders Agreement, including any acquisition of securities of the Company that would be permitted pursuant to the Shareholders Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

YUM CHINA HOLDINGS, INC.

By:	/s/ Micky Pant
	Name	Micky Pant
	Title	CEO

YUM! BRANDS, INC.

By:	/s/ David Gibbs
	Name	David Gibbs
	Title	President and CFO

[Signature Page to Investment Agreement]

API (HONG KONG) INVESTMENT LIMITED

By:	/s/ Leiming Chen
	Name:	Leiming Chen
	Title:	Authorized Signatory

[Signature Page to Investment Agreement]